February 15, 2019

Mr. John North
6 Sylvan Way
Parsippany, NJ 07960

Dear John:

We are pleased to confirm our offer of employment with Avis Budget Group, Inc. (“Avis Budget” or “the Company”), as Executive Vice President and Chief Financial Officer, effective March 18, 2019. This position will report directly to Larry De Shon, President and Chief Executive Officer, and will be based in the Company’s headquarters in Parsippany, NJ.
Your base salary will be $23,076.92 paid on a bi-weekly basis, which equates to an annualized salary of $600,000. This offer is contingent upon verification of your education, previous employment and satisfactory references, passing a drug test, a background check, and presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements.
You will be eligible to participate in the Company’s Annual Incentive Program, which for 2019 will provide for a target award of 100% of your base salary and will be prorated for actual days employed. Actual payout will be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) based upon the Company’s financial performance and your individual performance, and the terms of the program. The Company retains the right in its sole discretion to amend, modify or rescind the program at any time and for any reason.
In connection with your employment, you will receive: (1) a one-time, sign-on cash bonus award of $500,000 payable within 60 days of employment (the “Sign-on Bonus”) and (2) subject to approval by the Compensation Committee, in April, 2019, a one-time restricted stock unit award with a grant date value of $1,500,000, which will vest one-third per year on the anniversary of the date of grant subject to continued employment. You will also be eligible to participate in the Company’s Long-Term Incentive Program, which will provide for a target award in 2019 of $1,500,000. Equity awards under the Company’s Long-Term Incentive Program are determined by the Compensation Committee in its sole and exclusive discretion. The equity awards described in this paragraph will be subject to the terms and conditions of the Avis Budget Group, Inc. Amended and Restated Equity and Incentive Plan and the applicable award agreements, which include restricted covenants (including non-compete, non-solicit and confidentiality provisions).
Should you voluntarily terminate your employment or be terminated for cause by the Company within twelve months of your employment start date, you will be required upon such termination to pay back 100% of the Sign-on Bonus to the Company (and forfeit any right to any cash award payments not yet paid).
You will be eligible for relocation assistance from your current residence to a residence located in northern New Jersey in accordance with the Company’s standard policies. You will also be entitled to participate in the Company’s executive car, financial planning and other perquisite programs applicable to Executive Vice Presidents of the Company, all in accordance with the terms of those programs as they may be amended from time to time, subject to the Compensation Committee’s annual approval of the continuation of these programs.

Following your commencement of employment, the Company will provide you with its standard severance agreement for Executive Vice Presidents, which generally provides that if your employment is terminated by the Company other than for “cause” as defined in the severance agreement, death or disability, subject to the release execution requirement set forth in the agreement, (1) you will receive 200% of the sum of (x) your base salary and (y) your target bonus, and (2) your then outstanding unvested equity awards granted by the Company that would have vested in accordance with their original vesting schedule during the two (2)-year period following your termination of employment will become vested, provided that awards that vest based on the achievement of performance goals will vest solely based on actual achievement of the applicable goals.
Your employment with the Company is contingent upon the following terms:

1. During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company or any of its subsidiaries, nor will you begin to organize or develop any competing entity (or assist anyone else in doing so).
2. You will not disclose at any time (except for business purposes on behalf of the Company or any of its subsidiaries and in accordance with corporate policy) any confidential or proprietary material of the Company or any of its subsidiaries. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information, and policies and procedures.
3. All documents (paper or electronic) and other information related in any way to the Company or any of its subsidiaries shall be the property of the respective applicable entity, and will be returned to such entity upon the end of your employment with the Company.
You agree that the terms of this letter shall be governed by New Jersey law, shall be resolved in a New Jersey Court or in a federal Court located in New Jersey, and that the terms of this letter may be enforced by the Company or its successors or assigns.
All payments and benefits described in this letter shall be subject to applicable tax withholdings and other standard payroll deductions.
Please indicate your acceptance of this offer by signing below and returning an executed copy of this letter to me. Per the Company’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with the Company is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company, regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.

John, we are excited that you will be joining the Company. If there is anything further I can do to assist you, please do not hesitate to contact me at (973) 496-3710.

Regards,

/s/ Ned Linnen
Ned Linnen
Chief Human Resources Officer
Avis Budget Group

Understood and accepted:

/s/ John North
John North    Date: February 15, 2019

Enclosures

cc:     J. Sera/J. Wooten/ K. Richards / Employee File

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